                                                                EXHIBIT 10.35







                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT made this 30th day of April, 1989 between ESCALON OPHTHALMICS, INC., a Pennsylvania corporation (the "Employer") and STERLING C.JOHNSON (the "Employee").

                                 R E C I T A L

         The parties desire to enter into this Agreement to provide for the employment of the Employee by the Employer and for certain matters in connection with such employment, all as set forth more fully in this Agreement.

         NOW, THEREFORE, in consideration of the premises and covenants set forth herein and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

         1. DUTIES. The Employer agrees that the Employee shall be employed by the Employer during the term of this Agreement (as defined in Section 2 hereof) to serve as President and Chief Executive Officer of the Employer. During the term of this Agreement, the Employee shall also be recommended to the stockholders of the Employer for election to the Board of Directors (the "Board") of the Employer. The Employee agrees to be so employed by the Employer and to devote his best efforts and substantially all of his business time to advance the interests of the Employer and discharge adequately his duties hereunder.

         2. TERM. Subject to Sections 4 and 5 hereof, the initial term of the Employee's employment hereunder shall commence on January 1, 1990 and shall continue for a term of five (5) years. This Agreement shall be renewed automatically upon the expiration of its initial term and each renewal term for successive terms of one year unless either party notifies the other party in writing at least 90 days prior to the expiration of any term of such party's determination not to renew this Agreement beyond the then existing term.

         3.      COMPENSATION.

         (a) Salary. During the term of his employment under this Agreement, the Employee shall be paid an annual salary. The 1990 salary shall be $140,000 provided the Employer has successfully completed a fund raising program, or a lesser sum to be determined by the Board if funding of the Employer is delayed beyond January 1,1990. Such salary shall be reviewed annually thereafter by the Board and shall be increased each year by a percentage not less than the sum of (i) the percentage increase in the cost of living index for the Philadelphia area for the year then ended and (ii) 2%. The Employee's salary shall be paid in accordance with the

Employer's regular payroll practices. In addition, the Employee may be paid an annual performance bonus as determined by the Board in its sole discretion.

         (b) Stock. The Employee shall be granted an option to purchase from the Employer at a price of $0.01 per share, in cash, 300,000 shares of the Employer's Common Stock (the "Shares") according to the following vesting schedule:

                 Execution of Agreement - 60,000 Shares
                 January 1,1991         - 60,000 Shares
                 January 1,1992         - 60,000 Shares
                 January 1,1993         - 60,000 Shares
                 January 1,1994         - 60,000 Shares

                 In addition, the Employee may be offered additional rights (including options) to purchase additional equity securities of the Employer as determined by the Board in its sole discretion.

         (c) Fringe Benefits. The Employee, to the extent he is insurable, shall be entitled to the following fringe benefits:

                 (i) Medical and dental insurance coverage for the Employee and/or his family, at no cost to the Employee and in accordance with Company policy;

                 (ii) Long-term disability insurance based upon the Employee's salary, commencing when compensation ceases under Section 4(b);

                 (iii) Term life insurance coverage equal to two times the Employee's salary;

                 (iv) Participation in such other fringe benefit programs or profit sharing programs of the Employer to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Employer.

         In the event the Employer/Employee is uninsurable for medical insurance purposes, the Employer shall pay up to $10,000 of medical expenses of the Employee during each year of this Agreement.

         (d) Reimbursement of Expenses. The Employee shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of the Employer upon presentation or appropriate vouchers and substantiation therefor, including the use of a personal car on business of the Employer.

         (e) Moving Expenses. If, during the term of this Agreement, the Employer decides to locate the Employer's principal place of business in a location that requires the Employee to move the location of his principal residence, the Employer agrees to pay the reasonable and necessary moving expenses of the Employee, including reasonable and necessary selling expenses associated with the sale of his present principal residence and the reasonable purchase expenses associated with the purchase of his new residence. Expenses may including, but are not limited to, broker commissions, legal fees and mortgage related expenses.

         (f) Entire Compensation. The compensation provided for in this Agreement shall constitute full payment for the services to be rendered by the Employee to the Employer hereunder.

         4.      DEATH OR TOTAL DISABILITY OF THE EMPLOYEE.

         (a) Death. In the event of the death of the Employee during the term of this Agreement, this Agreement shall terminate effective as of the date of the Employee's death, and the Employer shall not have any further obligation or liability under this Agreement except that the Employer shall pay to the Employee's estate any portion of the Employee's salary for the period up to the Employee's date of death that remains unpaid.

         (b) Total Disability. In the event of the Total Disability (as that term is hereinafter defined) of the Employee for a period of 90 consecutive days at any time during the term of this Agreement, the Employer shall have the right to terminate the Employee's employment hereunder by giving the Employee 30 days' written notice thereof, and, upon expiration of such 30-day period, the Employer shall not have any further obligation or liability under this Agreement except that the Employer shall pay to the Employee any portion of the Employee's salary for the period up to the date of termination that remains unpaid.

                 The term "Total Disability" when used herein, shall mean a mental or physical condition which in the reasonable opinion of the Board of the Employer, including the advice of an outside licensed physician renders the Employee unable or incompetent to carry out the job responsibilities required by his position as President and Chief Executive Officer.

         5.      TERMINATION OF EMPLOYEE.

         (a) For Cause; Resignation. The Employer may discharge the Employee and thereby terminate his employment hereunder for cause which shall be deemed to include the following:

                 (i)     habitual intoxication;

                 (ii)    drug addiction;

                 (iii)   conviction of a felony;

                 (iv) failure to execute such duties as are within the scope of this Agreement and are reasonably required of an employee holding his positions;

                 (v) a breach by the Employee of any material term of this Agreement;

                 (vi) engaging in conduct that, in the reasonable opinion of the Board of the Employer and as supported by an unrelated third party assessment, has injured or would injure the business or reputation of the Employer or would otherwise adversely affect its interests; or

                 (vii) misappropriation of any corporate funds or property of the Employer, theft embezzlement or fraud.

In the event that the Employer shall discharge the Employee for cause pursuant to this Section 5(a), or in the event that Employee shall resign his employment with the Employer, the Employer shall not have any further obligation or liability to the Employee under this Agreement, except that the Employer shall pay to the Employee any portion of the Employee's salary for the period up to the date of termination that remains unpaid.

         (b) Without Cause. If the Employer discharges the Employee without cause hereunder (i.e., for a reason other than as set forth in Section 5(a)), the Employer shall not have any further obligation or liability to the Employee under this Agreement, except that:

                 (i) the Employer shall pay to the Employee any portion of the Employee's salary and fringe benefits for the period up to the date of termination that remains unpaid; and

                 (ii) the Employer shall continue the Employee's salary and fringe benefits for a period of one year after termination.

         6.  NON-DISCLOSURE AND NON-COMPETITION.

         (a) Non-Disclosure. The Employee recognizes and acknowledges that he will have access to certain confidential information of the Employer and that such information constitutes valuable, special and unique property of the Employer. The Employee agrees that he will not, for any reason or purpose whatsoever, during or after the term of his employment, disclose any such confidential information to any person without express authorization of the Employer, except (i) as necessary in the ordinary course of performing his duties hereunder or (ii) with regard to information that is in the public domain or that the Employee learns outside of the scope of his employment. The Employee also agrees to abide by the terms of any non-disclosure agreements entered into by the Employer with any third parties.

         (b)     Non-Competition.  The Employee agrees that:

                 (i)     during his employment by the Employer hereunder; and

                 (ii) for an additional period of two years after the termination of the Employee's employment hereunder,

neither the Employee nor any firm or corporation in which he may be interested as a partner, trustee, director, officer, employee, agent, shareholder, lender of money or guarantor, or for which he performs services in any capacity (including as a consultant or independent contractor) shall at any time during such period be engaged, directly or indirectly, in any Competitive Business (as that term is hereinafter defined); provided, however, that the business activities of the Employee on behalf of any other entity that is in control of, controlled by or under common control with the Employer shall not be deemed to violate the Employee's undertakings as set forth in this Section 6(b). Nothing herein contained shall be deemed to prevent the Employee from investing in or acquiring one percent or less of any class of securities of any company is such class of securities is listed on a national securities exchange or is quoted on the NASDAQ system. For purposes of this Section 6(b), the term "Competitive Business" shall mean any business that develops, produces, or markets ophthalmic products, devices or equipment, whether of a diagnostic, prophylactic or therapeutic nature, which are competitive with the

Employer's products at the time of termination. Notwithstanding the foregoing, this Section 6(b) shall not apply if the Employee is terminated by the Employer without cause under Section 5(b).

         (c) Injunctive Relief. The Employee acknowledges that his compliance with the agreements in Sections 6(a) and 6(b) hereof is necessary to protect the good will and other proprietary interests of the Employer and that he is the Chief Executive Officer of the Employer and conversant with its affairs, its trade secrets, its customers and other proprietary information. The Employee acknowledges that a breach of his agreements in Sections 6(a) and 6(b) hereof will result in irreparable and continuing damage to the Employer for which there will be no adequate remedy at law; and the Employee agrees that in the event of any breach of the aforesaid agreements, the Employer and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

         (d) Survival of Covenants. The provisions of this Section 6 shall survive the termination of this Agreement.

         7.      SUPERSEDES OTHER AGREEMENTS.

         This Agreement supersedes and is in lieu of any and all other employment arrangements between Employee and the Employer, but shall not supersede any existing confidentiality or non-disclosure agreements between the Employee and the Employer.

         8.      AMENDMENTS.

         Any amendment to this Agreement shall be made in writing an signed by the parties hereto.

         9.      ENFORCEABILITY.

         If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed, and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

         10.     CONSTRUCTION.

         The Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Jersey.

         11.     ASSIGNMENT.

         (a) By the Employer. The rights and obligations of the Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.

         (b) By the Employee. This Agreement and the obligations created hereunder may not be assigned by the Employee.

         12.     NOTICES.

         All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:



         IF TO THE EMPLOYEE:

                 Sterling C. Johnson
                 36 Richmond Drive
                 Skillman, New Jersey 08558

         IF TO THE EMPLOYER:

                 Escalon Ophthalmics, Inc.
                 1608 Walnut Street
                 Suite 1702
                 Philadelphia, PA  19103
                 Attn:  Richard J. DePiano

         WITH A COPY TO:

                 Sheldon M. Bonovitz, Esquire
                 Duane, Morris & Heckscher
                 One Liberty Place
                 Philadelphia, PA  19102

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         13.     WAIVERS.

         No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


                                                      ESCALON OPHTHALMICS, INC.

                                                      By:
                                                         ----------------------
                                                         Chairman of the Board


                                                      By:
                                                         ----------------------
                                                         STERLING C. JOHNSON

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as the lst day of January, 1991, by and between ESCALON OPHTHALMICS, INC. ("Employer") and STERLING C. JOHNSON ("Employee").


                                 R E C I T A L

         WHEREAS, by Employment Agreement dated April 30, 1989, Employee became an employee of Employer; and

         WHEREAS, pursuant to Section 3(b) of the Employment Agreement, Employee was granted options to purchase up to 300,000 shares of common stock of Employer over five years in accordance with the vesting schedule set forth therein (the "Options"); and

         WHEREAS, Employee will recognize ordinary income under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code") upon exercise of the Options equal to the difference between the then fair market value of the shares of common stock received and the exercise price; and

         WHEREAS, Employer desires to reimburse Employee for the federal and state income taxes imposed on Employee by reason of such recognition of such ordinary income.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                 1. (a) Employer shall reimburse Employee, as additional compensation, an amount sufficient to enable Employee to pay the aggregate federal and state income taxes imposed on Employee by reason of the recognition of ordinary income under Section 83 of the Code upon exercise of the Options received by Employee pursuant to the Employment Agreement.

                          (b)  The amount of such reimbursement shall include
an amount sufficient to enable Employee to pay the federal and state income taxes imposed on the reimbursement itself, that is, the reimbursement shall be "grossed up" to reflect the income taxes imposed on the reimbursement itself.

                          (c)  The reimbursement for federal taxes shall take
into account any deduction available to Employee for the payment of state income taxes.

                          (d)  Employer shall also reimburse Employee for the
cost and expense of obtaining personal tax advice regarding the tax treatment and the proper reporting of the tax consequences upon receipt and exercise of the Options.

                 2. In the event of any disagreement between Employer and Employee regarding the computation of the reimbursement required to be made in paragraph 1 hereof, such disagreement shall be resolved by Employer's accountants, whose determination shall be binding on Employee and Employer and their respective heirs, personal representatives, successors and assigns.

                 3. Employee shall cooperate with Employer in furnishing all information required to enable Employer to compute the reimbursement required to be made pursuant to paragraph 1 hereof.

                 4. In all other respects, the Employment Agreement is hereby ratified and affirmed by the parties.

         IN WITNESS WHEREOF, this First Amendment has been executed by the parties as of the date first above written.



                                            ESCALON OPHTHALMICS, INC.


                                            By:
                                                ----------------------------
                                                   Chairman of the Board



                                            --------------------------------
                                                  Sterling C. Johnson

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


         This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT ("Second Amendment") dated this 1st day of January, 1995 is executed between ESCALON OPHTHALMICS, INC., a Pennsylvania corporation (the "Employer") and STERLING C.JOHNSON (the "Employee").

                                    RECITALS

         Whereas the Employer and the Employee executed an initial Employment Agreement ("Agreement") dated April 30, 1989, and a First Amendment on January 1, 1991, which Agreement and First Amendment terminated on December 31, 1994; and,

         Whereas the parties have agreed that the Employee should continue to render services to the Employer for an additional term of employment; and,

         Whereas the parties desire to enter into this Second Amendment to the Agreement ("Second Amendment") to provide for the continued employment of the Employee by the Employer, and for certain matters in connection with such employment, all as set forth more fully in this Second Amendment.

         NOW, THEREFORE, in consideration of the premises and covenants set forth herein and intending to be legally bound hereby, the parties to this Second Amendment hereby agree as follows:


         1. NEW TERM. Subject to Sections 4 and 5 of the Agreement, the new term of the Employee's employment hereunder the Second Amendment shall commence on January 1, 1995 and shall continue for a term of three (3) years. Employment shall be automatically renewed upon the expiration of the term of the Second Amendment and each renewal term for successive terms of one year unless either party notifies the other party in writing at least 90 days prior to the expiration of any term of such party's determination not to renew this Second Amendment beyond the then existing term.

         2. COMPENSATION AND AUTOMOBILE. During the term of his employment under this Second Amendment, the Employee shall be paid an annual salary. The 1995 salary shall be $154,000, plus the costs associated with the lease of an automobile, not to exceed $500.00 per month. Such salary shall be reviewed annually thereafter by the Board and shall be increased each year at the sole discretion of the Board. The Employee's salary shall be paid in accordance with the Employer's regular payroll practices. In addition, the Employee may be paid an annual performance bonus as determined by the Board in its sole discretion.

SECOND AMENDMENT
PAGE TWO


         3. BACK PAY. The Employer agrees that during the term of the Agreement (1990 to 1994) the Employee was not paid all the salary due him. The total unpaid compensation exceeds $118,000, including $33,046 for 1994. In order for the Employee to be duly compensated for past services the parties agree that the Employer will issue the Employee 50,000 shares of Escalon common stock, and pay the Employee $60,000 by December 31, 1996, or, in the event of a merger of the Employer with another company, within thirty (30) days following the closing of the merger. The sum of the back pay is shown as Attachment I to this Second Amendment.

         4. STOCK. The Employee shall be continue to be eligible to receive incentive stock options to granted the Employee at the sole discretion of the Employer as approved by the Board of Directors.

         All other terms and conditions of the Agreement and First Amendment remain the same.

         IN WITNESS WHEREOF, this Second Amendment has been executed by the parties as of the date first above written.


                                                ESCALON OPHTHALMICS, INC.

                                                By:
                                                   -----------------------
                                                   Jay L. Federman, M.D.
                                                   Chairman of the Board

                                                By:
                                                   -----------------------
                                                   STERLING C. JOHNSON

                                  ATTACHMENT I



Cost of Living Change By Year
-----------------------------
1991 versus 1990         4.2%
1992 versus 1991         3.0%
1993 versus 1992         3.2%
1994 versus 1993         2.9%

Year             Base Salary                                Amount Paid                       Shortfall
----             -----------                                -----------                       ---------
1990             $140,000                                   $ 98,115                          $ 41,885
1991              148,680                                    145,569                             3,111
1992              156,114                                    152,403                             3,711
1993              164,232                                    146,968                            17,264
1994              172,279                                    120,207                            52,072
                                                                                              --------
                                                            Total Shortfall                   $118,043


                 * The formula in the Employment Agreement is that the base salary was $140,000 for the year 1990, and was to increase by a minimum of the Cost of Living Index (COLI) for the Philadelphia Area plus two percent (2%). For example, the COLI change of from 1990 to 1991 of 4.2% plus 2% equals 6.2%. This number times the base of $140,000 in 1990 equals $148,680 in 1991.





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